Exhibit 15(b)

Record No.

                                 PLEDGE ON STOCK

                         LQ INVERSIONES FINANCIERAS S.A.

                                       TO

                     DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

The parties individualized hereinbelow have appeared in my presence, ANDRES ALLENDE VIAL, acting Notary Public of the 45th Notary Public's Office in Santiago of Mr. RENE BENAVENTE CASH, domiciled at #979 Huerfanos Street, floor 7, District of Santiago, on January 9, 2002: Mr. Francisco Perez Mackenna, a Chilean citizen, married, commercial engineer, National Id. Card No. 6.525.286-4 and Mr. Luis Fernando Antunez Bories, a Chilean citizen, married, civil engineer, National Id. Card No. 6.926.972-9, both of them domiciled in this city, at no. 20 Enrique Foster Sur Street, 14th floor, Las Condes district, both of them acting on behalf, as it shall be evidenced, of LQ INVERSIONES FINANCIERAS S.A., a commercial company, hereinafter and indistinctly referred to as the "Debtor", having the same domicile of its representatives; and Mr. Rodrigo Ochagavia Ruiz-Tagle, a Chilean citizen, married, lawyer, National Id. Card No. 6.372.360-2, domiciled in Santiago, at # 3721 Apoquindo Avenue, 13th floor, District of Las Condes, hereby acting on behalf, as it shall be evidenced, of DEUTSCHE BANK CAYMAN ISLANDS BRANCH, the Cayman Islands branch of a banking corporation incorporated and operating as per the laws of the Federal Republic of Germany, hereinafter and indistinctly referred to as the "Bank" or "the Administrative Agent", domiciled at P.O. box 1984 GT, Elizabethan Square, Georgetown, Gran Cayman Island, Cayman Islands, and, for the purposes hereof, bearing the same domicile as its representative thereof; all the aforementioned of legal age, who have certified their identities by means of the identity cards already specified hereinabove and represent as follows: that they have agreed upon the pledge on stock contract hereinbelow as provided

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under Law No. 4.287 and supplementary regulations thereof:

ONE: On January 9, 2002, the Bank, in its capacity of creditor, Administrative Agent, Collateral Agent and Lead Arranger and the Debtor, in its like capacity, subscribed a loan agreement, hereinafter, indistinctly referred to as the "Credit Agreement" by virtue of which the Bank granted Debtor a line of credit for as much as USD 65 million (American dollars), hereinafter "Dollars", accounting for the principal of the loan, which may be increased as up to the total sum of USD 100,000 million, should it be agreed between Debtor and the Bank within a 60-day term as of the date specified hereinabove.

Accordingly, on the aforementioned date and by virtue of the Credit Agreement, the Bank granted Debtor a credit amounting to USD 65 million. The loan principal was documented by means of promissory notes payable to order of the Bank, which may be eventually replaced or superseded, hereinafter referred to as the "Promissory Notes".

Loan Repayment. Based upon the terms and conditions of the Credit Agreement, Debtor undertook to repay the loan principal in four (4) installments, as specified hereinbelow: the first installment amounting to USD 19,500,000, payable on April 30, 2003; the second installment amounting to USD 29,900,000, payable on April 30, 2004; the third installment amounting to USD 29,750,000, payable on April 30, 2005; and the fourth installment amounting to USD 5,850,000, payable on April 30, 2006.

Interests. Likewise, by virtue of the Credit Agreement, Debtor shall pay interests on the owed principal on the last day of every Period of Interests, according to the definition given in the Credit Agreement. The owed principal accrues interests at a rate of interest equal to the Libor Rate or Base Rate amount, as per the terms and conditions provided in the Credit Agreement, plus an applicable margin amounting to an annual 1.70% until April 30, 2004 and to an annual 2.20% as of such date. In the event of delinquency or mere delay in repaying the principal or any other sum payable by virtue of the Credit Agreement, the unpaid sum shall accrue an annual penal interest equal to 2% in excess of the rate of interest referred to in the foregoing paragraph. Finally, the Credit Agreement provides that the interest on loan arrears shall be paid by Debtor upon the mere requirement of the Administrative Agent.

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Form of payment. Every payment carried out to the Bank shall be in American dollars, immediately available and on due date, not after 1:00 p.m., New York time, United States, at the office of the Administrative Manager located at #31 52nd W Street, New York, New York 10019 or where the Administrative Agent specifies in writing. Every payment carried out by Debtor shall not provide for any claims or compensations and shall be free of taxes or claims related to any current or future tax, irrespective of the nature thereof, unless Debtor is legally bound to performing such tax payments. All the aforementioned taxes shall be absorbed and payable by Debtor prior to any penalty applicable on that respect. In the event payments to be carried out by Debtor to the Bank are subject to tax payments, Debtor shall pay to the Bank the further amount required to ensure that the Bank shall receive a net amount in Dollars equal to the amount it should have received should those payments had failed to be subject to tax payment, unless the relevant taxes are those expressly excluded by virtue of clause three, item five in the Credit Agreement.

Advance collection. The Credit Agreement provides that should any of the situations specified under clause eight therein occur, which had failed to be solved within the grace period provided for such purposes, if applicable, the Administrative Agent shall be entitled to deem that the entirety of the debt has fallen due and, hence, require total repayment of the sums owed by Debtor as per the Credit Agreement and relevant Promissory Notes, being no redundancy applicable. Likewise, should any of the events referred to under clause three, item three in the Credit Agreement take place, Debtor shall be bound to pay the entirety or a portion of the loan on an advance basis.

Agreement. The parties hereby agree that the Credit Agreement is an integral part of this instrument and further place on record that the financial terms and conditions of the Credit Agreement were made available to Deutsche Bank (Chile) S.A. for further submittal thereof at the Chilean Central Bank, as per the norms provided under Chapter XIV in the Compendium of Foreign Exchange Regulations of the Chilean Central Bank.

TWO: Debtor is holder and owns 2,950 million shares of Banco de Chile - F, issued by Banco de Chile, registered under its name at the Stockholder Register of Banco de Chile under record number 23.643-08; hereinafter collectively referred to as the "Stocks".

THREE: For the purposes of securing to the Bank, total, actual and timely repayment of


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the loan principal granted to Debtor by virtue of the Credit Agreement, as well as total, actual and timely compliance with all and every obligations Debtor is bound to as per the Credit Agreement, some of which are specified under clause one in this instrument, Debtor hereby grants a pledge on issue-grade bearer securities on stocks as per Law No. 4.287 published in the Official Gazette edition dated February 23 and February 29, 1998, article thirteen in Decree Law No. 2.099 of 1978 and further supplementary regulations and the terms and conditions specified hereinbelow. This pledge on stocks naturally extends to cover all and every interests, including penal interests, fees, commissions and further obligations additional to the obligations secured by means of this pledge, which include but are not restricted to obligations related to legal costs, damage indemnification, taxes, levies, contributions, duties, liens, withholdings, compensations, cost rises, financial charges, reimbursable expenses, disbursements and obligations related to any other subject matter, as well as any other obligation undertaken by Debtor in favor of the Bank by virtue of the Credit Agreement and the Promissory Notes subscribed as a result thereof; and further Debtor hereby ensures all and every extensions and renewals that might be agreed upon regarding the obligations secured hereby. On the other hand, Debtor further ensures reimbursement of all and every legal costs and collection expenses, either judicial or out-of-court, including reasonable legal fees, if any, incurred in as a result of procedures or claims related to the collection or execution of this pledge. Further, this undertaking by Debtor is extended to cover all and every obligations undertaken by Debtor regarding any instruments it might grant or accept in the future, for the purposes of replacing or superseding, or in excess of those subscribed and made available thereby to the Bank by virtue of the Credit Agreement, as well as by virtue of any other documents it might eventually subscribe so as to supplement such acts or agreements.

FOUR: On the other hand, Debtor hereby undertakes not to encumber, transfer, dispose of or subscribe any acts or agreements whatsoever regarding the pledged Stocks as long as the pledge evidenced by means of this instrument remains in full effect, without prior authorization in writing from the Bank. The appearing parties hereby represent that the term "encumbrance" shall be deemed to make reference to any collateral or lien, encumbrance, prohibition, condition, rights in favor of third parties, embargoes, estoppels or restrictions that might hinder or affect the free use, enjoyment or disposition of the Stocks. Failure to comply with or violation to the aforementioned prohibitions shall entitle the Bank to request immediate payment of the obligations secured by means of this surety,


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which, in such event, shall be deemed as having fallen due for all and every legal purposes.

FIVE: The appearing parties hereby represent that Debtor hereby makes available to Bank title No. 23.643-08 of Banco de Chile, evidencing the pledged stocks by virtue of this instrument. Mr. Rodrigo Ochagavia Ruiz-Tagle, acting in the name and on behalf of the Bank, hereby acknowledges receipt of the aforementioned title to his entire satisfaction. Likewise, Mr. Rodrigo Ochagavia Ruiz-Tagle, acting in the name and on behalf of the Bank, hereby accepts the pledge on stocks and prohibition to encumber and transfer evidenced by means of this instrument and acquires for the party he is currently acting on behalf of, the pledge right in rem.

SIX: The pledge and the restrictions and prohibitions granted and provided by virtue of this instrument rightfully include and extend to cover all and every increases the Stocks shall be subject to, as well as all and every titles granted to the holders of the Stocks and obviously comprise all the proceeds and earnings they might generate, including, but not limited to dividends and earnings, pay-free shares, pre-emptive rights or options of any nature whatsoever, including pre-emptive rights for underwriting stocks, bonds convertible into shares of any other securities granting future rights on Banco de Chile or the entity replacing or superseding Banco de Chile. Debtor hereby irrevocably entitles the Bank, on behalf of which accepts the representative individualized in the preamble hereof, to /one/ require to Banco de Chile or the entity replacing or superseding it, to collect and receive from these entities the new stock titles or titles on any other securities that might be issued as a consequence of a stock issue of paid-free shares or stocks swap as a result of a new stocks issue for any reason whatsoever, but failing to be made available by Banco de Chile or the entity replacing or superseding it, at the sole request of the Bank or the Notary Public so requesting it on the bank's behalf, and /two/ collect and receive the distributions corresponding to Debtor as a result of the Stocks pledged for any reason whatsoever, including but not restricted to distributions arising from capital refunds as a consequence of a net worth decrease or dissolution or liquidation of the company issuer of the pledged stocks, dividends, earnings and further proceeds specified hereinabove, all of which this pledge automatically extends to. In the event Debtor had duly complied with its obligations as provided under this Credit Agreement, the Bank shall make available to Debtor the sums earned as dividends, earnings and proceeds consisting of cash. Moreover, the Bank


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shall also authorize Debtor in writing so that the latter is entitled to directly collect the aforesaid dividends, earnings and proceeds in cash, however, this authorization may be rendered null at any moment whatsoever, by means of a written document addressed to the company issuer of the pledged stocks. In the event Debtor had failed to comply with its obligations by virtue of this Credit Agreement, the Bank is exclusively and irrevocably entitled to allocate those dividends, earnings and proceeds to paying the amounts owed as per the relevant Credit Agreement, for which purposes, it shall also be entitled to make an advance payment therefor. Debtor, by virtue of this instrument, forbids the Bank or the entity replacing or superseding it, to pay the entirety or a portion of the property, rights and proceeds which this pledge automatically extends to as per the clause herein, including dividends in cash, to other third parties related to the Bank as of the date of this deed, as provided under Article 2.389 in the Civil Code.

SEVEN: Debtor shall remain fully entitled to take part in the general meetings of shareholders with the right to say and vote and to exercise all other rights it might be entitled to and different from those specified under the clause hereinabove. Nevertheless, regarding all and every amendment to Banco de Chile's corporate by-laws or to the by-laws of the entity replacing or superseding it, or concerning any other subject matter subject to its consideration and which might have an impact on the encumbrances, restrictions and prohibitions established by means of this instrument or any other of its provisions, Debtor shall only adopt the aforementioned amendment or subject matter once it had duly informed the Bank in writing on said amendment or subject matter ten (10) days prior to the date on which the relevant general meeting of shareholders has been scheduled.

EIGHT: Should, at any moment between the aforementioned date and the payment date of all and every obligations secured by means of this instrument, the collateral security granted in favor of the Bank as per what provided under this instrument, as well as by virtue of any other collateral security eventually granted in favor of the Bank for the purposes of securing the obligations specified hereinabove, be affected in terms that the market value of the Stocks dropped below 140% of the outstanding balance of the loan granted by means of the Credit Agreement, Debtor shall grant further collateral securities and prohibitions on the stocks of Banco de Chile corresponding to the same series of shares than those subject to a pledge on that date or corresponding to a preference series


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or Series B shares of Sociedad Matriz del Banco de Chile S.A., at Debtor's
discretion, in such terms that the value of the pledged stocks account for at least fifty per cent (50%) of the outstanding balance of the loan granted by virtue of the Credit Agreement. Those stocks subject to a pledge by virtue of what provided in this clause shall be exclusively owned by Debtor and shall also be free from all and every encumbrances, liens, complaints and prohibitions to encumber or transfer and from any restrictions, embargoes, precautionary measures, actions aimed at enforcing a right to terminate a contractual or other obligation or third-party preference rights. All and every pledges granted as provided under this clause shall be granted in terms substantially similar to those contained herein and shall be executed and duly registered within a 3-working day term as of the date on which Debtor is notified in writing by the Administrative Agent on that regard. Failure to comply with this obligation shall entitle the Administrative Agent to request the immediate payment of the entirety of the obligations secured by means of this surety, which, in such event and for all legal purposes, shall be deemed to have fallen due. On the other hand, if at any moment between this date and the total and full repayment of all and every obligations secured by means of this instrument, the collateral security granted in favor of the Bank, as per what provided herein and based upon the provisions inherent to any other collateral security eventually granted in favor of the Bank to secure the obligations mentioned hereinabove, be subject to an increase in terms that the market value of the Stocks accounted for a figure in excess of 170% of the outstanding balance of the loan granted by means of the relevant Credit Agreement, the Bank shall, within the three (3) working days following the reception of a requirement in writing from Debtor, at the Debtor's cost, release and render null the collateral securities and prohibitions regarding a determined number of Stocks, so that the market value of the pledged Stocks accounts, at least, for 150% of the outstanding balance of the loan grated by virtue of the Credit Agreement. For the purposes of establishing the market value of the Stocks as per this clause, the closing unit price of the stocks on the date of such revision at the Santiago Commodity Exchange, Santiago Stock Exchange and in absence of the latter, at Bolsa Electronica de Chile, shall be considered. In order to certify the foregoing, a certificate issued by the Santiago Commodity Exchange, Santiago Stock Exchange or Bolsa Electronica de Chile, as it may correspond, shall be sufficient proof. In order to calculate stocks value in Dollars, the value of "dolar observado" (regulated currency market dollar value) either published or certified by the Chilean Central Bank on the date of the relevant revision as per number 6 in Chapter One of the Compendium of Foreign Exchange


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Regulations of the Chilean Central Bank shall be considered. The parties hereby represent that Debtor shall be entitled to comply with this obligation by granting a pledge, to the Administrative Agent's satisfaction, within the term established herein, on cash or certificates of deposit in Dollars issued to the order of Debtor by domestic or foreign banks rated as "AAA" (or the equivalent thereof) in the case of long-term instruments or rated as "N-1" in the case of short-term instruments issued by issuers inscribed at the Chilean Superintendence of Securities and Insurance, duly endorsed in favor or the Administrative Agent, hereinafter also referred to as "Certificates of Deposit".

NINE: Should /one/ the pledged shares be no longer traded or listed at the Santiago Commodity Exchange or Santiago Stock Exchange and Bolsa Electronica de Chile; /two/ the unit price of each share or each "American Depositary Share" of Banco de Chile or of the entity replacing or superseding it, be lower than sixty per cent (60%) of their closing unit price on the trading day prior to the date of price determination for, at least, six months; or /three/ the trading of the shares of "American Depositary Shares" of Banco de Chile or the entity replacing or superseding it, be suspended for over seventy-two (72) consecutive hours, Debtor shall comply with the obligation provided under the clause hereinabove by granting an equivalent surety on cash or Certificates of Deposit, within the three (3) working days following the date on which the Bank notifies Debtor in writing on such circumstances, so that the value of the pledged stocks, added to the cash and the Certificates of Deposit granted as surety are 1.5% in excess of the value of the outstanding balance of the obligations secured by means of this obligation. Should Debtor fail to comply with this obligation, the Administrative Agent shall be entitled to request the immediate repayment of all and every obligations secured by means of this surety, which, in such event and for all legal purposes, shall be deemed as having fallen due.

TEN: Should the issuer of pledged stocks issue preference cash shares as compared to the Stocks subject matter of this pledge, particularly regarding the right to dividends distribution, Debtor shall replace the surety being effective at that moment for by a further surety on the newly issued stocks having a special preference, within the eight (8) working days following the day on which the newly issued stocks are able to be submitted. On a simultaneous basis to the registration of this further pledge and provided that the new pledge replaces the effective one, the Bank shall release the latter. In the event Debtor fails to comply with the obligation specified hereinabove, the Administrative Agent, in


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excess of the entitlement provided under the Credit Agreement as to requiring the immediate repayment of all and every obligations secured by means of this surety, the Administrative Agent shall be further irrevocably entitled, when acting in the name and on behalf of Debtor, to underwrite such stocks, pay them and subject them to a pledge in order to secure the obligations secured by means of this instrument in terms substantially similar to those specified herein, provided that the Bank releases the effective pledge on Stocks once the new pledge has been duly registered. At all events, the Bank shall be released from the obligation of underwriting and/or paying the cash shares corresponding to the further issue and freed from all and every liabilities on that respect; and should it underwrite and/or pay them, it shall do so without any liabilities whatsoever therefor and at the Debtor's expense. Consequently, Debtor shall reimburse to Bank the amount paid thereby, plus interests, based upon the same rate of interest at which the secured obligations shall accrue interests during said period.

ELEVEN: In case Banco de Chile underwent a divestiture or merger, it is hereby expressly agreed that the pledge and restrictions and prohibitions granted by virtue of this instrument shall extend to cover all the stocks of the new companies being incorporated as a result of the aforementioned divestiture or merger or the companies continuing to exist after such move, that correspond or would correspond to Debtor as holder of the pledged Stocks and the restrictions and prohibitions granted by virtue of this instrument and all those shares to which this pledge and prohibitions extend to, as per what specified under the clauses hereinabove. Accordingly, the Bank is exclusively entitled to collect, directly, by means of any of the representatives thereof and referred to under clause sixteen herein or through a Notary Public so requesting it on the bank's behalf, the titles corresponding to all and every cases specified hereinabove and to request the registration of this pledge and prohibition at the relevant stockholder registers and consequently, Debtor hereby waives the right to request such delivery for its own or any other third party.

TWELVE: The pledge and prohibition granted by virtue of this public deed shall be notified, registered and inscribed at the Stockholder Register of Banco de Chile, or the entity replacing or superseding it, by the Notary Public authenticating this deed, as per article 23 in the Company Law and article 3 in Law No. 4.287 published in the Official Gazette on February 23 and February 29, 1928.


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THIRTEEN: Debtor hereby represents that Debtor is the sole and exclusive owner of the pledged Stocks, which are duly inscribed under its name at the Stockholder Register of Banco de Chile and that all of them have been duly paid. Likewise, Debtor hereby represents that the pledged Stocks are free from all and every liens, encumbrances, claims, prohibitions to encumber and transfer and all and every restrictions, embargoes, precautionary measures, actions aimed at enforcing a right to terminate a contractual or other obligation or third-party preference rights; and that pledged Stocks are not subject to any options, promises to sell, conditional sales or term or any other act or agreement tending to or aiming at transferring the property of such stocks or granting them as a surety and that there is no estoppel whatsoever that might affect free disposal or granting of this pledge and prohibition to transfer.

FOURTEEN: Mr. Francisco Perez Mackenna and Mr. Luis Fernando Antunez Bories, both of them already individualized in the preamble hereof, acting on behalf of the Debtor, hereby represent in favor of the Bank that they are duly entitled to make the representations contained herein; to subscribe this pledge agreement and that they bear the widest powers and authorities to that end, as provided by the law and the Debtor's corporate by-laws. Likewise, they hereby represent that this deed has been duly subscribed by Debtor and that the relevant deed results in legal, effective and enforceable obligations and that subscription thereof by Debtor and compliance thereby with all and every terms and provisions does not violate any laws, norms, regulations, decision, order or decree mandatory therefor, either it results in any failure to comply with or violation of the corporate by-laws of the aforementioned company or any contract, mortgage, surety, loan or any other agreement or instrument which Debtor is a party of or by means of which it or the property thereof might be bound to.

FIFTEEN: It is expressly placed on record that the pledge and prohibition granted by means of this deed are subscribed regardless of any other sureties, either collateral or personal security, and prohibitions Debtor and/or third parties might have granted in order to secure the obligations specified hereunder. In addition, this instrument shall, at no events, be considered as a modification, replacement of or limitation to the rights granted to the Bank by virtue of the Credit Agreement.

SIXTEEN: The Bank, duly represented as specified in the preamble hereof, hereby grants


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a power of attorney to any of the following individuals: Mr. Jose Maria
Eyzaguirre Garcia de la Huerta, Jose Maria Eyzaguirre Baeza, Cristian Eyzaguirre Smart, Rodrigo Ochagavia Ruiz-Tagle, Cristian Lagos Garcia de la Huerta and Andres Valdes Arguello, so that, whenever they act on a single and indistinct basis, they do so on behalf thereof on a judicial or extrejudicial basis in order to exercise the rights in favor of the Bank as provided under this pledge deed. Regarding judicial matters, this power of attorney involves all and every powers and authorities provided in both paragraphs of article 7 in the Civil Procedure Code, which are deemed to have been expressly reproduced herein in their entirety. Debtor hereby acknowledges this power of attorney and declares that it has been legally granted, that it is effective and valid and that it hereby undertakes to acknowledge and accept the validity and effectiveness thereof whenever the representatives appointed herein invoke it, either judicially or extrajudicially.

SEVENTEEN: Likewise, Debtor shall undertake, at its own cost, all and every judicial and extrajudicial procedures required for retaining the property and free disposal of the pledged Stocks and to defend them against any actions undertaken by third parties.

EIGHTEEN: Debtor, duly represented as specified in the preamble hereof, hereby represents that on occasion of any collection procedures related to the secured obligations, it shall acknowledge that this instrument is enough proof for the execution of this pledge. It is expressly placed on record that every obligations, the payment of which has been agreed in foreign currency, shall be deemed as discharged only up to the amount for which the Bank has received such currency in freely convertible and available foreign currencies or, should payment be performed in another currency, only up to the amount with which such currency may be used to acquire the foreign currency with which payment should have been performed by virtue of the convention or law, on the working day following the day on which the Bank receives the relevant amounts.

NINETEEN: Debtor, duly represented as specified in the preamble hereof, hereby grants a special and irrevocable power of attorney to Mr. Francisco Perez Mackenna and Mr. Luis Fernando Antunez Bories, so that acting, either one, on an indistinctly and separate basis, they are entitled to receive on behalf thereof, notifications and requirements, either judicial or extrajudicial, in any matter, procedure or claim related to this agreement and the secured obligations, whichever the applicable procedure or the court or authority hearing


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the case may be, so that regardless of who is notified or required, Debtor shall always be a party in such procedure, step or complaint. In exercising this irrevocable mandate, representatives shall bear the widest powers and authorities to act on behalf of Debtor on a judicial basis, which encompasses receiving all kinds of notifications, responding to claims and acting based upon the judicial entitlement referred to under both paragraphs in article 7 in the Code of Civil Procedure, which are deemed to have been expressly reproduced herein. Debtor hereby expressly represents that the entitlement referred to hereunder bears an irrevocable nature, in the terms and conditions provided under article 241 in the Code of Commerce, inasmuch as the execution thereof affects the Bank.

TWENTY: The appearing parties, namely, Mr. Francisco Perez Mackenna and Mr. Luis Fernando Antunez Bories, both of which have already been individualized in the preamble hereof, hereby represent that they both accept the power of attorney granted thereby in the foregoing clause and also they hereby undertake not to waive to such entitlement without the prior consent in writing from the Bank, on which benefit power has been granted.

TWENTY-ONE: For all the legal purposes stemming from this document, Debtor establishes its domicile in the city and district of Santiago and, hence, shall subject to the jurisdiction of its courts of law. Moreover, this pledge shall be ruled by Law No. 4.287 and further regulatory provisions and of other nature that are currently in force in the Republic of Chile.

TWENTY-TWO: All and every expenses, taxes, notarial and registration fees, as well as all and every disbursements of any nature whatsoever related to the granting or registration of this agreement, as well as those resulting from supplementary public deeds that may be required in order to clarify, correct or amend this instrument, as well as all those related to the eventual release of this pledge shall be born by the Debtor. Debtor hereby grants a wide power of attorney to the Bank so that, acting through any of its representatives who have been duly individualized in clause sixteen hereinabove, it is entitled to compose all and every texts required to correct this public deed, the sole purpose of which shall be having the granted pledge duly registered, if applicable. In exercising its entitlement, the agent shall correct and amend the content of the relevant deed, regarding the individualization of the parties and name of the property, or to fill out the information


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required to inscribe the pledge at the Stockholder Register of Banco de Chile or the entity replacing or superseding it. Likewise, the aforementioned representative shall be entitled to abridge those texts to a public deed and, along with this instrument, inscribe them at the relevant registers.

TWENTY-THREE: This pledge has been granted in favor of, and the rights granted thereby shall be exercised by the Bank or by those individuals having the capacity of successors or assignees thereof or who legally or conventionally subrogate in their rights. The aforementioned successors or assignees or who legally or conventionally subrogate in the Bank's rights shall bear against Debtor the same rights and benefits granted to the Bank in this deed and all they shall all be considered for the legal and contractual purposes that might be applicable.

TWENTY-FOUR: The bearer of an authenticated duplicate of this instrument shall be entitled to request to a Notary Public to undertake the notification and registration of this pledge and prohibition in the Stockholder Register of Banco de Chile or the entity replacing or superseding it and to undertake all and every actions and proceedings that may be required or relevant for the proper formalization of this pledge and prohibition.

REPRESENTATIONS

The power of Mr. Francisco Perez Mackenna and Mr. Luis Fernando Antunez Bories, to act on behalf of LQ Inversiones Financieras S.A. is evidenced by means of a public deed granted on December 21, 2001 at the Santiago Notary Public's Office of Mr. Rene Benavente Cash and by means of a public deed granted on January 3, 2002 at the Santiago Notary Public's Office of Mr. Ivan Torrealba Acevedo. The power of Mr. Rodrigo Ochagavia Ruiz-Tagle to act on behalf of Deutsche Bank AG Cayman Islands Branch is evidenced by means of a special power of attorney granted in New York City, United States of America, on January 7, 2002, before Mr. James O. Wilhem, a Notary Public of the aforementioned city.

In witness whereof, the parties read and sign this instrument with one single effect on the date of the preamble hereof. Counterparts are made available.


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In witness whereof, I have hereunto affixed my hand and seal.


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